Exhibit 10.5

Pettanicals Pet Treats, Inc. TERMINATION Agreement

AND Mutual Release

This Termination Agreement (“Agreement”) is made and entered into as of March 6, 2020. On or about September 12, 2019, Hemp Technology, Inc., a Wyoming corporation, hereinafter referred to as “Purchaser” and 1064185 B.C. Ltd, a Canadian British Columbia corporation and Vanessa Nadina Miskusi, a individual residing in Alberta, Canada, and Pettanicals Pet Treats, Inc., a Canadian British Columbia herein referred to as “Sellers” entered into a Purchase and Sale Agreement, whereby the Purchaser agreed to purchase Pettanicals Pet Treats, Inc. on or before the first anniversary of the Purchase and Sale Agreement.

As part of the Purchase and Sale Agreement, the Purchaser placed 1,020,000,000 of its common shares into an escrow, and the Purchaser was required to pay an additional fee of $153,000 to the Sellers, before the actual purchase of Pettanicals Pet Treats was finalized.

In the best interest of all Parties, the Purchaser and Sellers have agreed to terminate this Agreement based on the following terms and conditions:

1. As consideration for entering into this Agreement, the Sellers agree to forebear in taking any formal legal action against the Purchaser and unconditionally release the Purchaser from the Agreement.

2. As consideration for entering into this Agreement, the Purchaser agrees to forebear in taking any formal legal action against the Sellers and unconditionally release the Sellers from the Agreement.

3. The Purchaser and Sellers have agreed to cancel the 1,020,0000 common shares held in escrow, and that these shares be returned to the returned to the Hemp Technology, Inc.’s Treasury for cancellation by its authorize stock transfer agent.

4. This Agreement cancels all current and past obligations owed to the Sellers by the Purchaser and owed to the Purchaser by the Sellers.

5. All Parties hereby mutually release, cancel, forgive and forever discharge the other Parties from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise by reason of the incident described above does specifically waive any claim or right to assert any cause of action or alleged case of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this Release.

6. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

Purchasers:	Sellers:
Hemp Technology, Inc.	1064185 B.C. Ltd,

/s/ Michael Shenher	/s/ Chad Costa	/s/ Vanessa Nadine Miskuri
Michael Shenher	Chad Costa	Vanessa Nadina Miskusi
CEO
Pettanicals Pet Treats, Inc.

/s/ Chad Costsa